EXHIBIT 23.2

CONSENT OF INDEPENDENT GEOLOGISTS

John T. Boyd Company

Mining and Geological Consultants

April 12, 2007

We hereby consent to the references to our firm, in the context in which they appear, and to our reserve estimates as of December 31, 2005, included in the Annual Report on Form 10-KSB of Songzai International Holding Group, Inc. for the fiscal year ended December 31, 2006. We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, to our reserve estimates as of December 31, 2005, into Songzai International Holding Group, Inc.’s previously filed Registration Statement on Form S-8 (No. 333-132422), in accordance with the requirements of the Securities Act of 1933, as amended.

Respectfully Sumitted,

JOHN T. BOYD COMPANY

/s/ John T. Boyd

By: John T. Boyd II

President & Chief Executive Officer